EXHIBIT A
                   RESTATED CERTIFICATE OF INCORPORATION OF
                          FIRST MIDWEST BANCORP, INC.

ARTICLE FIRST.  Name.
The name of the Corporation is FIRST MIDWEST BANCORP, INC.

ARTICLE SECOND.  Registered Agent.
The registered office of the Corporation in the State of Delaware is located at 306 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is United States Corporation Company.

ARTICLE THIRD.  Purpose.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH.  Authorized Stock
The total number of shares of stock which the Corporation shall have authority to issue is Thirty-One Million (31,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as "Preferred Stock"), and Thirty Million (30,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as "Common Stock").

      PART I - PREFERRED STOCK
      The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Preferred Stock):

      (a) The number of shares constituting the series and the distinctive designation of the series;

      (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

      (c) Whether or not the shares of the series are redeemable and, if redeemable, including whether such shares shall be redeemable for cash, property or rights or any combination thereof and the times during which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

      (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

      (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

      (f) The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;
      (g) The voting rights, if any, to which the holders of shares of the series shall be entitled; and

      (h) Any other term, condition or provision [not involving any further participation in the assets or profits of the Corporation other than as permitted and provided for pursuant to the provisions of paragraphs (b), (c), (d), (e) and (f) of this Part I] with respect to the series as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article Fourth.

      PART II - COMMON STOCK

      (a) Dividends. Subject to any rights to receive dividends to which the holders of any outstanding Preferred Stock may be entitled, the holders of the Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors from any funds legally available therefore.

      (b) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or a sale of all or substantially all of the assets of the Corporation, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph (b).

      (c) Voting. Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote, and, except as otherwise stated or expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of any Preferred stock or as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.

      PART III - GENERAL PROVISIONS

      (a) No Stockholder Consents in Lieu of Voting. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

      (b) Right to Call Special Meetings. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors or the Chairman of the Board of Directors or President of the Corporation; provided, however, that, notwithstanding the foregoing, a special meeting of stockholders may be called by the holders of at least 51% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") solely for the purpose of removing a director or directors for cause [it being understood that, for purposes of this paragraph
            (b), each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Fourth].

      (c) Removal of Directors. No director may be removed from office except for cause; provided, that, in addition to any affirmative vote required by law or any other provision of this Restated Certificate of Incorporation, the removal of any director shall require the affirmative vote of the holders of at least 67% of the voting power of the then outstanding Voting Stock [it being understood that, for purposes of this paragraph (c), each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Fourth], and such affirmative vote shall be required notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

      (d) Advance Notice of Stockholder Proposals. At any annual or special meeting of stockholders, proposals by stockholders and persons nominated by stockholders for election as directors shall be considered only if advance notice thereof has been timely given as provided herein by a stockholder of record as of the time of such notice who is entitled to vote at the meeting and such proposals or nominations are otherwise proper for consideration under applicable law and this Restated Certificate of Incorporation and the By-laws of the Corporation. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Corporation at any meeting of stockholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 120 nor more than 180 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 130 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 130 days in advance of the annual meeting if the Corporation shall have previously disclosed, in the By-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board determines to hold the meeting on a different date. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding any such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to this Corporation), such person's signed consent to serve as a director of the Corporation if elected, such stockholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

ARTICLE FIFTH.  Board of Directors.
(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors constituting the Board of Directors of the Corporation shall be such number, not fewer than three nor more than twenty, as shall be fixed from time to time by resolution of the Board of Directors adopted by the affirmative vote of at least a majority of all members thereof.

(c) The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected; provided, however, that (1) each director in Class I elected at the annual meeting of stockholders in 1985 shall hold office until the annual meeting of stockholders in 1986, (2) each director in Class II elected at the annual meeting of stockholders in 1985 shall hold office until the annual meeting of stockholders in 1987, and (3) each director in Class III elected at the annual meeting of stockholders in 1985 shall hold office until the annual meeting of stockholders in 1988.

(d) In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation, or removal, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

(e) Notwithstanding any of the foregoing provisions of this Article Fifth, each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of the remaining directors of all classes then in office although less than a quorum, or by the sole remaining director. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class in which the vacancy shall have occurred or shall have been created.

(f) Notwithstanding any of the foregoing provisions of this Article Fifth, whenever the holders of any outstanding class or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and of the resolution of the Board of Directors providing for the issue of such class or series of Preferred Stocked applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fifth, unless expressly provided by such terms.

(g) The Board of Directors, by resolution adopted by the affirmative vote of at least a majority of all members thereof, shall have concurrent power with the stockholders to adopt, amend or repeal the By-laws of the Corporation; provided, however, that the By-laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of at least 67% of the voting power of the then outstanding Voting Stock, voting together as a single class [it being understood that, for purposes of this paragraph (h), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth hereof], and such affirmative vote shall be required notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

(h) Wherever the term "Board of Directors" is used in this Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation; provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee, to the extent provided by resolution of the Board of Directors or the By-laws, may exercise any power or authority of the Board of Directors under this Restated Certificate of Incorporation in the management of the business and affairs of the Corporation.

(i) The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors. Elections of directors need not be by ballot unless the By-laws so provide.

(j) No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time. No amendment to or repeal of this paragraph
      (k) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.


ARTICLE SIXTH.  Indemnification.
Without limiting in any manner any power of the Corporation conferred by statute, each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware, as it may be in effect from time to time, against any liability, cost or expense incurred by him in his capacity as a director or officer or arising out of his status as a director or officer.


ARTICLE SEVENTH.  Certain Business Combinations.

(a)   Higher Vote for Certain Business Combinations.
      In addition to any affirmative vote required by law or any other provision of this Restated Certificate of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article Seventh:

      (1) Any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or

      (2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5 million or more; or


      (3) The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market value of $5 million or more; or

      (4) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

      (5) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

      shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class [it being understood that, for purposes of this paragraph
      (a), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth hereof]. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term "Business Combination", as used in this Article Seventh, means any transaction which is referred to in any one or more of clauses (1) through (5) of this paragraph (a).

(b)   When Higher Vote is Not Required.
      The provisions of paragraph (a) of this Article Seventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of this Restated Certificate of Incorporation or the By-laws of the Corporation, if all the conditions specified in either subparagraph (b) (1) or (2) below are met:

      (1)   Approval by Disinterested Directors.
            Such Business Combination shall have been approved by a majority of the Disinterested Directors.

      (2)   Price and Procedure Requirements.
            All of the following conditions shall have been met:

            (A) The aggregate amount of the cash and the Fair Market value as of the date of the consummation of such Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                  (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder involved for any shares of Common Stock acquired by it (I) within the two-year period ending on the date of the first public announcement of the proposal of such Business Combination (the "Announcement Date") or (II) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (ii) (if applicable) an amount which bears the same or a greater percentage relationship to the Fair Market Value per share of Common Stock on the Announcement
                        Date or on the date on which the Interested Stockholder involved became an Interested Stockholder (such latter date is referred to in this Article Seventh as the "Determination Date"), whichever is higher, as the highest per share price determined under subparagraph (b)(2)(A)(i) bears to the Fair Market Value per share of Common Stock on the first day within the two-year period ending on the Announcement Date on which such Interested Stockholder acquired beneficial ownership of any share of Common Stock; and

                  (iii) the Fair Market Value per share of Common Stock on the
                        Announcement  Date  or   on  the  Determination  Date,
                        whichever is higher.

            (B) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of such Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock, other than Common Stock, shall be at least equal to the highest of the following [it being intended that the requirements of this subparagraph (b)(2)(B) shall be required to be met with respect to each class of outstanding Voting Stock, other than Common Stock, whether or not the Interested Stockholder involved has previously acquired any shares of such class of Voting Stock]:

                  (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder involved for any share of such class of Voting Stock acquired by it (I) with the two-year period ending on the Announcement Date or (II) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (iii) (if applicable)  an amount which  bears the same  or a greater percentage  relationship  to the  Fair  Market
                        Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, as the highest per share price determined under subparagraph (b)(2)(B)(i) bears to the Fair Market Value per share of such class of Voting Stock on the first day within two year period ending on the Announcement Date on which the Interested Stockholder involved acquired beneficial ownership of any share of such class of Voting Stock; and

                  (iv) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

            (C) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder involved has previously paid for shares of such class of Voting Stock. If such Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The prices determined in accordance with subparagraphs (b)(2)(A) and
                  (b)(2)(B) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

            (D) After the Interested Stockholder involved has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (ii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

            (E) After the Interested Stockholder involved has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c)   Certain Definitions.
      For purposes of this Restated Certificate of Incorporation:

      (1) The term "person" means any individual, firm, corporation or other entity.

      (2) The term "Interested Stockholder" means any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

            (A) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or

            (B) is an Affiliate of the Corporation and at any time within the two-year period ending on the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

            (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period ending on the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

      (3)   A person shall be a "beneficial owner" of any Voting Stock:

            (A) which such person or any of his or its Affiliates or Associates beneficially owns, directly or indirectly, or

            (B) which such person or any of his or its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

            (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      (4) For purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (c)(2), the number of shares of Voting Stock deemed to be outstanding shall include shares deem owned through application of subparagraph (c)(3) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. The phrase "Interested Stockholder involved" means, in respect of any Business Combination, the Interested Stockholder that, or whose Affiliate, is a party to or otherwise involved (other than merely as a stockholder of the Corporation) in such Business Combination.

      (5) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1985.

      (6) The term "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that, for purposes of the definition of Interested Stockholder set forth in subparagraph
            (c)(2), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

      (7) The term "Disinterested Director" means, in respect of any Business Combination, any member of the Board of Directors who is unaffiliated with the Interested Stockholder involved in such Business Combination and who was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with such Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

      (8) The term "Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

      (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received", as used in subparagraphs (b)(2)(A) and (b)(2)(B), shall include the shares of any Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(d)   Certain Powers of the Board of Directors.
      A majority of the Board of Directors shall have the power and duty to determine, for purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5 million or more. A majority of the Board of Directors shall have the further power to interpret all of the terms and provisions of this Article Seventh.

(e)   No Effect on Fiduciary Obligations of Interested Stockholders.
      Nothing contained in this Article Seventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE EIGHTH. Considerations for Board of Directors in Evaluation of Certain Acquisition Proposals.
In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of the Corporation or any Subsidiary, to merge or consolidate with the Corporation or any Subsidiary or to purchase or otherwise acquire all or substantially all of the assets of the Corporation or any Subsidiary, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (a) the social and economic effects of the transaction on the Corporation and its Subsidiaries, the employees, depositors, loan and other customers and creditors or the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

ARTICLE NINTH.  Perpetual Existence.
The Corporation shall have perpetual existence.

ARTICLE TENTH.  Amendments and Repeal.
(a) Notwithstanding the fact that a lesser percentage vote for the amendment or repeal of this Restated Certificate of Incorporation shall be specified by law or in any agreement with any national securities exchange or otherwise, and in addition to any affirmative vote required by law or any other provision of this Restated Certificate of Incorporation, the provisions of this Article Tenth and of Articles Fourth through Ninth hereof may not be amended or repealed in any respect, unless such action is approved by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class [it being understood that, for purposes of this paragraph (a), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth hereof]; provided, however, that the foregoing provisions of this paragraph (a) shall not be applicable to any particular proposal to amend or repeal any provision of this Restated Certificate of Incorporation, and such proposed amendment or repeal shall require only such affirmative vote as is required by law or any other provision of this Restated Certificate of Incorporation or the By-laws of the Corporation, if such proposed amendment or repeal shall have been approved by resolution of the Board of Directors adopted by the affirmative vote of at least 80% of all members thereof.

(b) Subject to paragraph (a) of this Article Tenth, the Corporation reserves the right to amend, alter, change or repeal any provision of this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation. All references herein to "this Restated Certificate of Incorporation" shall be deemed to encompass this Restated Certificate of Incorporation, as the same shall be amended from time to time.